Exhibit 99.1

Delcath Prices $2.8 Million Public Offering of Common Stock and Warrants

NEW YORK, Feb. 11, 2015 — Delcath Systems, Inc. (NASDAQ: DCTH) today announced that it has priced an underwritten public offering of 2,460,000 shares of its common stock and warrants to purchase up to 1,107,000 shares of common stock at a combined price to the public of $1.15 per share and related warrant for gross proceeds of $2.8 million. The warrants are exercisable beginning on the date six months after the date of issuance at an exercise price of $1.38 per share and will expire, unless exercised, on the fifth anniversary of the date of issuance. The net proceeds from the sale of the shares and the related warrants, after deducting the underwriters’ discounts and other estimated offering expenses payable by Delcath, will be approximately $2.4 million, which does not include any potential proceeds from the cash exercise of any warrants.

The proceeds from the offering (including any resulting from the exercise of the warrants, if any) will primarily be used for general corporate purposes, including, but not limited to, funding of clinical trials, commercialization of products, obtaining regulatory approvals, research, capital expenditures and working capital. The offering is expected to close on or about February 17, 2015, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as the sole manager for the offering. Lake Street Capital Markets provided certain financial consulting services in connection with the offering.

A shelf registration statement (File No. 333-183675) relating to these securities was filed with the Securities and Exchange Commission on August 31, 2012, which was declared effective on October 9, 2012. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission on February 10, 2015. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147. An electronic copy of the prospectus supplement and accompanying prospectus relating to the offering is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Delcath, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology with a principal focus on the treatment of primary and metastatic liver cancers. Our proprietary Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure. In April 2012 we obtained authorization to affix a CE Mark to our second-generation system, which is currently marketed in Europe as a device under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT). In the U.S. the Melphalan/HDS system is considered a combination drug and device product, and is regulated as a drug by the U.S. Food and

Drug Administration (FDA). The Melphalan/HDS system has not been approved for sale in the U.S. We have commenced a global Phase 2 clinical trial in Europe and the U.S. to investigate the Melphalan/HDS system for the treatment of primary liver cancer, and in 2015 we expect to initiate a global Phase 3 trial in ocular melanoma that has metastasized to the liver and plan to evaluate intrahepatic cholangiocarcinoma in a Phase 2 clinical study.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the HCC, ICC and OM clinical trial programs timely enrollment and treatment of patients in the global Phase 2 HCC and ICC clinical trial, FDA approval of the global Phase 3 OM clinical trial protocol, IRB or ethics committee clearance of the Phase 2 HCC/ICC and/or Phase 3 OM protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact of the presentations at ESSO and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of Value 4 status on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the Company’s ability to satisfy the requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Anne Marie Fields

LHA

212-838-3777

afields@lhai.com